Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 16, 2002 (except for the information included in Notes 30 and 31 related to the periods December 31, 2001 and prior, as to which the date is March 5, 2004), with respect to the financial statements of CONSOL Energy Inc. included in this Form S-1 Registration Statement and related Prospectus of CONSOL Energy Inc. for the registration of 16,622,932 shares of its common stock.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 19, 2004